CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-72042 on Form N-4 of our report dated April 1, 2022 relating to the consolidated financial statements and financial statement schedules of Talcott Resolution Life Insurance Company. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Hartford, CT

April 27, 2022